Exhibit 99.1

Health Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367 818.676.6000 800.291.6911 www.healthnet.com

Investor Contact	Media Contact
Angie McCabe	Margita Thompson
818.676.8692	818.676.7912
angie.mccabe@healthnet.com	margita.thompson@healthnet.com

HEALTH NET REPORTS FIRST QUARTER 2009

ADJUSTED1 NET INCOME OF $42.3 MILLION, OR $0.41 PER DILUTED SHARE

GAAP NET INCOME FOR THE QUARTER WAS $22.0 MILLION, OR $0.21 PER DILUTED SHARE

LOS ANGELES, May 5, 2009 – Health Net, Inc. (NYSE: HNT) today announced 2009 first quarter GAAP net income of $22.0 million, or $0.21 per diluted share, compared with a loss of $35.7 million, or $0.33 per share, for the first quarter of 2008.

The first quarter 2009 GAAP results include the effect of a $44.8 million pretax charge. The charge consists of $46.9 million for severance and other expenses related to the company’s previously announced operations strategy, reduced by a $2.2 million benefit from a litigation reserve true-up.

Excluding the after-tax impact of the charge and a favorable outcome resulting from a tax audit, net income in the first quarter of 2009 was $42.3 million, or $0.41 per diluted share. Net income in the first quarter of 2008 was $18.1 million, or $0.16 per diluted share, excluding the impact of $82.4 million pretax in legal and operations strategy-related charges.

First Quarter 2009 Highlights

Following are key highlights for the first quarter of 2009:

•	Significant improvement in four key operating ratios:

•

On a GAAP basis, the commercial medical care ratio (MCR) in the first quarter of 2009 was 85.1 percent compared with 88.5 percent in the first quarter of 2008. On an adjusted[1] basis, the first quarter 2009 commercial MCR of 85.3 percent improved 100 basis points compared with the first quarter 2008 commercial MCR of 86.3 percent.

•	The Medicare Advantage MCR improved 60 basis points to 89.1 percent compared with 89.7 percent in the first quarter of 2008.

•	The Medicare PDP MCR improved 960 basis points to 94.1 percent compared with 103.7 percent in the first quarter of 2008.

•

On a GAAP basis, the general and administrative (G&A) expense ratio in the first quarter of 2009 was 11.3 percent compared with 11.2 percent in the first quarter of 2008. On an adjusted[1] basis, the first quarter 2009 G&A expense ratio of 9.8 percent improved 30 basis points compared with the G&A expense ratio of 10.1 percent in first quarter of 2008.

•

Growth in more cost-effective network products – the company experienced increased demand for lower-cost, narrow network products, such as Health Net of California’s “Silver Network” product where membership grew by more than 30 percent year-over-year.

“We are very pleased with our performance in the first quarter of 2009,” said Jay Gellert, president and chief executive officer of Health Net, Inc. “Our results reflect planned improvements in our commercial and Medicare operations in addition to our ongoing focus on reducing administrative expenses. These results underscore our confidence that we can achieve our 2009 GAAP earnings guidance of $1.85 to $2.10 per diluted share, or $2.25 to $2.40 per diluted share excluding expected operations strategy-related charges.

“We began a strategic review last November and are working hard to complete the process,” added Gellert. “The review is progressing, and we continue to believe we will achieve our goals relating to the review.”

Membership

Total health plan enrollment as of March 31, 2009 was approximately 3.6 million members, a decrease of 288,000 members, or 7.5 percent, compared with March 31, 2008. Sequentially, total health plan enrollment decreased by 143,000 members, or 3.8 percent, from December 31, 2008.

The company produced its highest commercial new sales volume in three years, enrolling approximately 120,000 new members in the first quarter of 2009. Both the large and small group segments added new members, primarily in Health Net’s lower cost products.

Overall, commercial risk enrollment decreased by 214,000 members, or 9.8 percent, to approximately 2.0 million members as of March 31, 2009 compared with March 31, 2008. Sequentially, commercial risk enrollment decreased by 58,000 members, or 2.9 percent, since December 31, 2008.

“The quarter-over-quarter and sequential commercial membership declines are primarily the result of in-group decreases in membership due to the current economic environment,” said Jim Woys, Health Net’s chief operating officer. “We continue to expect commercial enrollment to decrease by three to five percent for the full year 2009.”

Enrollment in the company’s Medicare Advantage plans grew by 6,000 members, or 2.2 percent, to 282,000 members at the end of the first quarter of 2009 compared with the end of the first quarter of 2008. Sequentially, Medicare Advantage membership decreased by 13,000 members, or 4.4 percent, from December 31, 2008.

Membership in the company’s Medicare PDP plans was 449,000 at the end of the first quarter of 2009, a decrease of 73,000 members, or 14.0 percent, compared with the end of the first quarter of 2008. Sequentially, PDP membership decreased by 96,000 members, or 17.6 percent, from December 31, 2008. This expected membership decline resulted from the company’s 2009 Medicare bidding strategy designed to improve financial performance.

Medicaid enrollment at March 31, 2009 was 842,000 members, an increase of 13,000 members, or 1.6 percent, from March 31, 2008. Sequentially, Medicaid membership increased by 30,000 members, or 3.7 percent, from December 31, 2008. Both the quarter-over-quarter and sequential increases in Medicaid enrollment were the result of the challenging economic environment that causes the Medicaid-eligible population to grow.

Revenues, Health Care Costs and G&A Expenses

Health Net’s total revenues increased 2.5 percent in the first quarter of 2009 to $3.9 billion from $3.8 billion in the first quarter of 2008. Health plan services premium revenues increased approximately 1.0 percent to $3.1 billion in the first quarter of 2009 compared with $3.1 billion in the first quarter of 2008.

The company’s Government contracts revenues increased 14.3 percent in the first quarter of 2009 to $759.3 million from $664.4 million in the first quarter of 2008. The increase was the result of higher Option Period 5 pricing for the company’s TRICARE contract, and growth in the Military & Family Life Consultant (MFLC) program contract with the Department of Defense that is administered by Health Net’s behavioral health subsidiary.

On a GAAP basis, the health plan services MCR was 86.7 percent in the first quarter of 2009 and 89.3 percent in the first quarter of 2008. On an adjusted1 basis, the health plan services MCR in the first quarter of 2009 was 86.8 percent, a 110 basis point improvement compared with the health plan MCR of 87.9 percent in the first quarter of 2008.

On a GAAP basis, the commercial MCR in the first quarter of 2009 was 85.1 percent and the commercial MCR in the first quarter of 2008 was 88.5 percent. On an adjusted1 basis, the commercial MCR in the first quarter of 2009 improved 100 basis points to 85.3 percent from 86.3 percent in the first quarter of 2008.

Commercial premium yields per member per month (PMPM) increased by 8.6 percent in the first quarter of 2009 compared with the first quarter of 2008.

On a GAAP basis, total commercial health care costs PMPM increased 4.5 percent in the first quarter of 2009 compared with the first quarter of 2008. On an adjusted1 basis, total commercial health care costs PMPM increased by 7.3 percent in the first quarter of 2009 compared with the first quarter of 2008.

“We are very pleased with the improvement in all of these metrics – improvement that is consistent with our plans and prior guidance,” Woys noted.

“Because of growth in our lower premium, more cost-effective products, we expect the commercial premium yield PMPM to be approximately 8.0 to 8.5 percent for the full year. On a PMPM basis, we continue to expect commercial health care cost increases to be approximately 50 basis points lower than premium yield increases in 2009,” added Woys.

The Government contracts cost ratio was 95.5 percent in the first quarter of 2009 compared with 96.0 percent in the first quarter of 2008.

“The 50 basis point improvement in the Government contracts cost ratio was the result of higher health care cost and revenue in the current Option Period as well as increased revenue from the MFLC contract,” Woys noted. “For the remainder of 2009, we continue to expect that the Government contracts ratio will be in the 95.0 to 95.5 percent range.”

On a GAAP basis, G&A expense was $354.9 million in the first quarter of 2009 compared with $352.3 million in the first quarter of 2008. On an adjusted1 basis, G&A expense was $308.0 million in the first quarter of 2009 compared with $316.5 million in the first quarter of 2008.

“On an adjusted1 basis, Health Net’s G&A expense ratio improved 30 basis points quarter-over-quarter as we continue to focus on reducing administrative expenses through our operations strategy,” said Joseph Capezza, Health Net’s chief financial officer.

Health Net’s selling expenses of $81.4 million in the first quarter of 2009 decreased by $5.2 million compared with the first quarter of 2008, primarily a result of lower sales commissions in its Medicare products.

Balance Sheet

Cash and investments as of March 31, 2009 were $2.1 billion compared with $2.4 billion as of March 31, 2008. This $300 million decline is the result of share repurchases, significant payments for legal settlements, and an increase in receivables for Medicare products.

Reserves for claims and other settlements as of March 31, 2009 were $1.3 billion compared with $1.4 billion as of March 31, 2008.

Days claims payable (DCP), including provider and other claims settlements and charges, capitation payments and Medicare Part D expenses, for the first quarter of 2009 decreased by 0.5 days to 44.1 days compared with 44.6 days in the first quarter of 2008, and decreased sequentially by 2.9 days compared with the fourth quarter of 2008.

On an adjusted2 basis, DCP in the first quarter of 2009 increased by 2.2 days to 55.1 days compared with the first quarter of 2008, and increased by 0.3 days sequentially.

The company’s debt-to-total capital ratio was 26.3 percent as of March 31, 2009 compared with 27.9 percent as of December 31, 2008 and 27.5 percent as of March 31, 2008.

Interest expense decreased by $1.1 million in the first quarter of 2009 compared with the first quarter of 2008.

Cash Flow

Operating cash flow was negative $5.8 million in the first quarter of 2009. This decrease was driven primarily by the delay of a $64.2 million monthly payment due in March from the Department of Health Services for California Medicaid. Because of this delay, Health Net received only two of the expected three monthly payments in the first quarter. The delayed payment was received in April 2009.

“Had we received the March payment during the quarter, operating cash flow would have been approximately equal to adjusted1 net income plus depreciation and amortization for the quarter,” Capezza explained.

Tax Rate

The GAAP tax rate in the first quarter of 2009 was 8.5 percent compared with 30.1 percent for the first quarter of 2008. The first quarter GAAP 2009 tax rate was unusually low primarily due to the favorable outcome of a tax examination related to a prior reporting period. On an adjusted1 basis, the first quarter 2009 tax rate was 38.6 percent. Consistent with previous guidance, the adjusted1 tax rate is expected to be between 38.5 percent and 38.7 percent for the full year 2009.

2009 Guidance

Including the impact of $60 million to $70 million in expected pretax operations strategy-related charges in 2009, Health Net expects full-year GAAP earnings per diluted share of $1.85 to $2.10 based on expected diluted weighted average shares of 104 to 105 million shares. Excluding these charges, the company continues to expect full-year 2009 earnings per diluted share of $2.25 to $2.40.

The following table updates previously issued full-year 2009 guidance for expected commercial premium yield and health care cost trends on a PMPM basis for 2009.

Metric	2009 Guidance
Year-end Membership	Commercial Risk: –3% to –5% Medicaid: +4% to +5% (previously +2% to +3%) Medicare Advantage: –1% to –2% PDP: –15% to –20%

Consolidated Revenues	$15.5 billion to $16.0 billion

Commercial Yields	~ 8.0% to 8.5% (previously ~9.0%)

Commercial Health Care Cost Trends	~ 7.5% to 8.0% (previously ~8.5%)

Selling Cost Ratio Government Contracts Ratio G&A Expense Ratio*	~ 2.9% ~ 95.0% to 95.5% ~ 9.6% to 9.8%

Tax Rate*	38.5% to 38.7%

Weighted-average Fully Diluted Shares Outstanding	104 million to 105 million

GAAP EPS Non-GAAP EPS**	$1.85 to $2.10 $2.25 to $2.40

*	Excludes the impact of operations strategy-related charges and a one-time tax benefit in the first quarter of 2009.
**	Excludes the impact of expected operations strategy-related pretax charges of $60 million to $70 million in 2009.

Conference Call

As previously announced, Health Net will discuss the company’s first quarter 2009 results during a conference call on Tuesday, May 5, 2009, beginning at approximately 11:00 a.m. Eastern time. The conference call should be accessed at least 15 minutes prior to its start with the following numbers:

866.393.1637 (Domestic)	800.642.1687 (Replay – Domestic)

706.643.5711 (International)	706.645.9291 (Replay – International)

An access code is not required for the live conference call. The access code for the replay is 93302770. A replay of the conference call will be available through May 10, 2009. A live webcast and replay of the conference call also will be available at www.healthnet.com under “Investor Relations.” The conference call webcast is open to all interested parties. Anyone listening to the company’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2008, and other reports filed by the company from time to time with the Securities and Exchange Commission.

About Health Net

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s health plans and government contracts subsidiaries provide health benefits to approximately 6.6 million individuals across the country through group, individual, Medicare, Medicaid and TRICARE and Veterans Affairs programs. Health Net’s behavioral health subsidiary, MHN, provides mental health benefits to approximately 6.7 million individuals in all 50 states. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.healthnet.com.

Cautionary Statements

All statements in this press release, other than statements of historical information provided herein, may be deemed to be forward-looking statements and as such are subject to a number of risks and uncertainties. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, statements including the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, rising health care costs, a continued decline in the economy, negative prior period claims reserve developments, investment portfolio impairment charges, volatility in the financial markets, trends in medical care ratios, unexpected utilization patterns or unexpectedly severe or widespread illnesses, membership declines, rate cuts affecting our Medicare or Medicaid business, litigation costs, regulatory issues, operational issues, health care reform and general business and market conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section, included within the company’s most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise any of its forward-looking statements to reflect events or circumstances that arise after the date of this release.

Footnotes

[1]	Detailed explanations of the non-GAAP financial measures referred to in this release and reconciliations to the comparable GAAP measures are included in the attached financial tables.
[2]

See footnote (a) in the Notes to Consolidated Financial Statements in the financial schedules attached to this release for a reconciliation of this information to the comparable GAAP financial measure.

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[Eight pages of tables follow]

Health Net, Inc.

Enrollment Data - By State

(In thousands)

				Change from
	Mar 31, 2009	Dec 31, 2008	Mar 31, 2008	December 31, 2008		March 31, 2008
				Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
California
Large Group	920	938	984	(18)	(1.9)%	(64)	(6.5)%
Small Group and Individual	393	414	468	(21)	(5.1)%	(75)	(16.0)%

Commercial Risk	1,313	1,352	1,452	(39)	(2.9)%	(139)	(9.6)%
ASO	2	5	5	(3)	(60.0)%	(3)	(60.0)%

Total Commercial	1,315	1,357	1,457	(42)	(3.1)%	(142)	(9.7)%
Medicare Advantage	132	133	123	(1)	(0.8)%	9	7.3%
Medi-Cal	793	765	720	28	3.7%	73	10.1%

Total California	2,240	2,255	2,300	(15)	(0.7)%	(60)	(2.6)%

Connecticut
Large Group	94	114	127	(20)	(17.5)%	(33)	(26.0)%
Small Group and Individual	24	25	25	(1)	(4.0)%	(1)	(4.0)%

Commercial Risk	118	139	152	(21)	(15.1)%	(34)	(22.4)%
ASO	26	25	26	1	4.0%	0	0.0%

Total Commercial	144	164	178	(20)	(12.2)%	(34)	(19.1)%
Medicare Advantage	52	57	54	(5)	(8.8)%	(2)	(3.7)%
Medicaid	0	0	65	0	0.0%	(65)	(100.0)%

Total Connecticut	196	221	297	(25)	(11.3)%	(101)	(34.0)%

New York
Large Group	98	101	105	(3)	(3.0)%	(7)	(6.7)%
Small Group and Individual	115	103	113	12	11.7%	2	1.8%

Commercial Risk	213	204	218	9	4.4%	(5)	(2.3)%
ASO	7	11	11	(4)	(36.4)%	(4)	(36.4)%

Total Commercial	220	215	229	5	2.3%	(9)	(3.9)%
Medicare Advantage	3	6	6	(3)	(50.0)%	(3)	(50.0)%

Total New York	223	221	235	2	0.9%	(12)	(5.1)%

New Jersey
Large Group	19	19	25	0	0.0%	(6)	(24.0)%
Small Group and Individual	56	54	58	2	3.7%	(2)	(3.4)%

Commercial Risk	75	73	83	2	2.7%	(8)	(9.6)%
ASO	3	3	16	0	0.0%	(13)	(81.3)%

Total Commercial	78	76	99	2	2.6%	(21)	(21.2)%
Medicaid	49	47	44	2	4.3%	5	11.4%

Total New Jersey	127	123	143	4	3.3%	(16)	(11.2)%

Arizona
Large Group	69	77	85	(8)	(10.4)%	(16)	(18.8)%
Small Group and Individual	43	46	54	(3)	(6.5)%	(11)	(20.4)%

Commercial Risk	112	123	139	(11)	(8.9)%	(27)	(19.4)%
Medicare Advantage	65	67	62	(2)	(3.0)%	3	4.8%

Total Arizona	177	190	201	(13)	(6.8)%	(24)	(11.9)%

Oregon
Large Group	89	93	101	(4)	(4.3)%	(12)	(11.9)%
Small Group and Individual	46	40	35	6	15.0%	11	31.4%

Commercial Risk	135	133	136	2	1.5%	(1)	(0.7)%
Medicare Advantage	23	22	22	1	4.5%	1	4.5%

Total Oregon	158	155	158	3	1.9%	0	0.0%

Other States
Medicare Advantage	7	10	9	(3)	(30.0)%	(2)	(22.2)%

Medicare PDP (stand-alone)	449	545	522	(96)	(17.6)%	(73)	(14.0)%

Total Health Plan Enrollment
Large Group	1,289	1,342	1,427	(53)	(3.9)%	(138)	(9.7)%
Small Group and Individual	677	682	753	(5)	(0.7)%	(76)	(10.1)%

Commercial Risk	1,966	2,024	2,180	(58)	(2.9)%	(214)	(9.8)%
ASO	38	44	58	(6)	(13.6)%	(20)	(34.5)%

Total Commercial	2,004	2,068	2,238	(64)	(3.1)%	(234)	(10.5)%
Medicare Advantage	282	295	276	(13)	(4.4)%	6	2.2%
Medicare PDP (stand-alone)	449	545	522	(96)	(17.6)%	(73)	(14.0)%
Medi-Cal/Medicaid	842	812	829	30	3.7%	13	1.6%

Total Health Plans	3,577	3,720	3,865	(143)	(3.8)%	(288)	(7.5)%

TRICARE - North Contract Eligibles	3,004	3,004	2,895	0	0.0%	109	3.8%

Health Net, Inc.

Enrollment Data - Line of Business

(In thousands)

				Change from
	Mar 31, 2009	Dec 31, 2008	Mar 31, 2008	December 31, 2008		March 31, 2008
				Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
Large Group
California	920	938	984	(18)	(1.9)%	(64)	(6.5)%
Connecticut	94	114	127	(20)	(17.5)%	(33)	(26.0)%
New York	98	101	105	(3)	(3.0)%	(7)	(6.7)%
New Jersey	19	19	25	0	0.0%	(6)	(24.0)%
Arizona	69	77	85	(8)	(10.4)%	(16)	(18.8)%
Oregon	89	93	101	(4)	(4.3)%	(12)	(11.9)%

	1,289	1,342	1,427	(53)	(3.9)%	(138)	(9.7)%

Small Group and Individual
California	393	414	468	(21)	(5.1)%	(75)	(16.0)%
Connecticut	24	25	25	(1)	(4.0)%	(1)	(4.0)%
New York	115	103	113	12	11.7%	2	1.8%
New Jersey	56	54	58	2	3.7%	(2)	(3.4)%
Arizona	43	46	54	(3)	(6.5)%	(11)	(20.4)%
Oregon	46	40	35	6	15.0%	11	31.4%

	677	682	753	(5)	(0.7)%	(76)	(10.1)%

Commercial Risk
California	1,313	1,352	1,452	(39)	(2.9)%	(139)	(9.6)%
Connecticut	118	139	152	(21)	(15.1)%	(34)	(22.4)%
New York	213	204	218	9	4.4%	(5)	(2.3)%
New Jersey	75	73	83	2	2.7%	(8)	(9.6)%
Arizona	112	123	139	(11)	(8.9)%	(27)	(19.4)%
Oregon	135	133	136	2	1.5%	(1)	(0.7)%

	1,966	2,024	2,180	(58)	(2.9)%	(214)	(9.8)%

ASO
California	2	5	5	(3)	(60.0)%	(3)	(60.0)%
Connecticut	26	25	26	1	4.0%	0	0.0%
New York	7	11	11	(4)	(36.4)%	(4)	(36.4)%
New Jersey	3	3	16	0	0.0%	(13)	(81.3)%

	38	44	58	(6)	(13.6)%	(20)	(34.5)%

Total Commercial
California	1,315	1,357	1,457	(42)	(3.1)%	(142)	(9.7)%
Connecticut	144	164	178	(20)	(12.2)%	(34)	(19.1)%
New York	220	215	229	5	2.3%	(9)	(3.9)%
New Jersey	78	76	99	2	2.6%	(21)	(21.2)%
Arizona	112	123	139	(11)	(8.9)%	(27)	(19.4)%
Oregon	135	133	136	2	1.5%	(1)	(0.7)%

	2,004	2,068	2,238	(64)	(3.1)%	(234)	(10.5)%

Medicare Advantage
California	132	133	123	(1)	(0.8)%	9	7.3%
Connecticut	52	57	54	(5)	(8.8)%	(2)	(3.7)%
New York	3	6	6	(3)	(50.0)%	(3)	(50.0)%
Arizona	65	67	62	(2)	(3.0)%	3	4.8%
Oregon	23	22	22	1	4.5%	1	4.5%
Other States	7	10	9	(3)	(30.0)%	(2)	(22.2)%

	282	295	276	(13)	(4.4)%	6	2.2%

Medi-Cal/Medicaid
California	793	765	720	28	3.7%	73	10.1%
Connecticut	0	0	65	0	0.0%	(65)	(100.0)%
New Jersey	49	47	44	2	4.3%	5	11.4%

	842	812	829	30	3.7%	13	1.6%

Medicare PDP (stand-alone)	449	545	522	(96)	(17.6)%	(73)	(14.0)%

Total Health Plan Enrollment
Large Group	1,289	1,342	1,427	(53)	(3.9)%	(138)	(9.7)%
Small Group and Individual	677	682	753	(5)	(0.7)%	(76)	(10.1)%

Commercial Risk	1,966	2,024	2,180	(58)	(2.9)%	(214)	(9.8)%
ASO	38	44	58	(6)	(13.6)%	(20)	(34.5)%

Total Commercial	2,004	2,068	2,238	(64)	(3.1)%	(234)	(10.5)%
Medicare Advantage	282	295	276	(13)	(4.4)%	6	2.2%
Medicare PDP (stand-alone)	449	545	522	(96)	(17.6)%	(73)	(14.0)%
Medi-Cal/Medicaid	842	812	829	30	3.7%	13	1.6%

Total Health Plans	3,577	3,720	3,865	(143)	(3.8)%	(288)	(7.5)%

TRICARE - North Contract Eligibles	3,004	3,004	2,895	0	0.0%	109	3.8%

Health Net, Inc.

Consolidated Statements of Operations

(Amounts in thousands, except per share, PMPM and ratio data)

	Quarter Ended March 31, 2008	Quarter Ended December 31, 2008	Quarter Ended March 31, 2009
REVENUES:
Health plan services premiums	$3,122,988	$3,082,133	3,139,251
Government contracts	664,449	751,604	759,339
Net investment income	35,371	24,536	24,321
Administrative services fees and other income	13,948	11,209	9,892

	3,836,756	3,869,482	3,932,803

EXPENSES:
Health plan services	2,788,403	2,629,398	2,721,779
Government contracts	637,577	718,893	725,002
General and administrative	352,278	347,128	354,910
Selling	86,592	92,314	81,410
Depreciation and amortization	12,279	17,271	16,040
Interest	10,657	10,523	9,567

	3,887,786	3,815,527	3,908,708

(Loss) income from operations before income taxes	(51,030)	53,955	24,095
(Loss) income tax provision	(15,350)	18,420	2,060

Net (loss) income	$(35,680)	$35,535	$22,035

Basic (loss) earnings per share	$(0.33)	$0.34	$0.21

Diluted (loss) earnings per share	$(0.33)	$0.34	$0.21

Weighted average shares outstanding:
Basic	109,232	103,694	103,766
Diluted	109,232	104,063	104,265

Pretax margin	-1.3%	1.4%	0.6%
Health plan services MCR	89.3%	85.3%	86.7%
Government contracts cost ratio	96.0%	95.6%	95.5%
G&A expense ratio	11.2%	11.2%	11.3%
Selling costs ratio	2.8%	3.0%	2.6%
Days claims payable (a)	44.6	47.0	44.1
Days claims payable - adjusted (a)	52.9	54.8	55.1
Effective tax rate	30.1%	34.1%	8.5%
Health plan services premiums PMPM	$277.17	$279.47	$295.91
Health plan services costs PMPM	$247.48	$238.42	$256.56

Health Net, Inc.

Reconciliation of Non-GAAP Financial Measures

Operating Results Excluding Charges

(Amounts in thousands, except per share, PMPM and ratio data)

Note:	This table presents the company’s consolidated operations for the periods presented below and the charges recorded in the consolidated statement of operations. Management believes that the presentation of certain financial information in the attached press release (such as Net investment income, Health plan services expense, General and administrative expense, Income before income taxes, Income tax provision, Net income, Basic and diluted earnings per share, Pretax margin, MCR, G&A expense ratio, and effective tax rate), excluding the charges that were recorded, all of which are non-GAAP financial information, are important to investors as they exclude special items that are not indicative of our core operating results. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP.

	Quarter Ended March 31, 2008			Quarter Ended December 31, 2008			Quarter Ended March 31, 2009
	As Reported	Impact of Charge[1]	Excluding Impact of Charge	As Reported	Impact of Charge[2]	Excluding Impact of Charge	As Reported	Impact of Charge[3]	Excluding Impact of Charge
REVENUES:
Health plan services premiums	$3,122,988		$3,122,988	$3,082,133		$3,082,133	$3,139,251		$3,139,251
Government contracts	664,449		664,449	751,604		751,604	759,339		759,339
Net investment income	35,371		35,371	24,536		24,536	24,321		24,321
Administrative services fees and other income	13,948	(3,400)	17,348	11,209		11,209	9,892		9,892

	3,836,756	(3,400)	3,840,156	3,869,482	—	3,869,482	3,932,803	—	3,932,803

EXPENSES:
Health plan services	2,788,403	43,196	2,745,207	2,629,398	$(5,700)	2,635,098	2,721,779	(2,178)	2,723,957
Government contracts	637,577		637,577	718,893		718,893	725,002		725,002
General and administrative	352,278	35,823	316,455	347,128	$53,535	293,593	354,910	46,934	307,976
Selling	86,592		86,592	92,314		92,314	81,410		81,410
Depreciation and amortization	12,279		12,279	17,271		17,271	16,040		16,040
Interest	10,657		10,657	10,523		10,523	9,567		9,567

	3,887,786	79,019	3,808,767	3,815,527	47,835	3,767,692	3,908,708	44,756	3,863,952

(Loss) income from operations before income taxes	(51,030)	(82,419)	31,389	53,955	(47,835)	101,790	24,095	(44,756)	68,851
Income tax (benefit) provision	(15,350)	(28,624)	13,274	18,420	(20,227)	38,647	2,060	(24,516)	26,576

Net (loss) income	$(35,680)	$(53,795)	$18,115	$35,535	$(27,608)	$63,143	$22,035	$(20,240)	$42,275

Basic (loss) earnings per share	$(0.33)	$(0.50)	$0.17	$0.34	$(0.27)	$0.61	$0.21	$(0.20)	$0.41
Diluted (loss) earnings per share	$(0.33)	$(0.49)	$0.16	$0.34	$(0.27)	$0.61	$0.21	$(0.20)	$0.41

Weighted average shares outstanding:
Basic	109,232		109,232	103,694		103,694	103,766		103,766
Diluted	109,232		111,195	104,063		104,063	104,265		104,265

Pretax margin	-1.3%	-2.1%	0.8%	1.4%	-1.2%	2.6%	0.6%	-1.2%	1.8%
Health plan services MCR	89.3%	1.4%	87.9%	85.3%	-0.2%	85.5%	86.7%	-0.1%	86.8%
Government contracts cost ratio	96.0%	—	96.0%	95.6%	—	95.6%	95.5%	—	95.5%
G&A expense ratio	11.2%	1.1%	10.1%	11.2%	1.7%	9.5%	11.3%	1.5%	9.8%
Selling costs ratio	2.8%	—	2.8%	3.0%	—	3.0%	2.6%	—	2.6%
Effective tax rate	30.1%	-12.2%	42.3%	34.1%	-3.9%	38.0%	8.5%	-30.1%	38.6%

1	Includes $43.2 million recorded as part of health plan services expenses for estimated litigation and regulatory actions, $35.8 million recorded as part of general and administrative (G&A) expenses primarily for severance and other costs related to the company’s operations strategy, and $3.4 million for estimated loss on sale of a small non-core business
2	Includes a $5.7 million pretax benefit for a litigation reserve true-up included in health plan services expenses and a $53.5 million pretax charge primarily for severance and other expenses related to the company’s operations strategy and included in G&A
3	Includes a $2.2 million pretax benefit for a litigation reserve true-up included in health plan services expenses, a $46.9 million pretax charge primarily for severance and other expenses related to the company’s operations strategy and included in G&A, and the impact of an approximately $6.3 million tax benefit for the favorable outcome resulting from a tax audit

Health Net, Inc.

Consolidated Balance Sheet

(Amounts in thousands, except ratio data)

	March 31, 2008	December 31, 2008	March 31, 2009
ASSETS
Current Assets
Cash and cash equivalents	$859,807	$668,201	$739,824
Investments - available for sale	1,547,236	1,504,658	1,374,883
Premiums receivable, net	335,085	307,529	417,664
Amounts receivable under government contracts	263,642	241,269	265,028
Incurred but not reported (IBNR) health care costs receivable under TRICARE North contract	285,545	302,022	290,835
Other receivables	90,660	254,026	198,688
Deferred taxes	102,868	87,712	104,154
Other assets	265,758	179,649	190,797

Total current assets	3,750,601	3,545,066	3,581,873
Property and equipment, net	184,329	202,356	178,248
Goodwill, net	751,949	751,949	751,949
Other intangible assets, net	104,348	91,289	86,935
Deferred taxes	49,743	81,771	55,549
Other noncurrent assets	137,492	143,919	147,957

Total Assets	$4,978,462	$4,816,350	$4,802,511

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$1,430,730	$1,338,149	$1,328,709
Health care and other costs payable under government contracts	70,910	69,876	71,486
IBNR health care costs payable under TRICARE North contract	285,545	302,022	290,835
Unearned premiums	183,094	180,548	209,019
Borrowings under amortizing financing facility	25,356	27,335	27,954
Accounts payable and other liabilities	432,304	294,840	308,817

Total current liabilities	2,427,939	2,212,770	2,236,820
Senior notes payable	398,122	398,276	398,327
Borrowings under amortizing financing facility	124,782	103,992	105,565
Borrowings under revolving credit facility	100,000	150,000	100,000
Other noncurrent liabilities	216,042	199,186	186,882

Total Liabilities	3,266,885	3,064,224	3,027,594

Stockholders’ Equity
Common stock and additional paid-in capital	1,164,688	1,182,211	1,185,297
Treasury common stock, at cost	(1,267,125)	(1,367,319)	(1,368,825)
Retained earnings	1,813,417	1,944,100	1,966,135
Accumulated other comprehensive loss	597	(6,866)	(7,690)

Total Stockholders’ Equity	1,711,577	1,752,126	1,774,917

Total Liabilities and Stockholders’ Equity	$4,978,462	$4,816,350	$4,802,511

Debt-to-Total Capital Ratio	27.5%	27.9%	26.3%

Health Net, Inc.

Consolidated Statement of Cash Flows

(Amounts in Thousands)

	Quarter Ended March 31, 2008	Quarter Ended December 31, 2008	Quarter Ended March 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$(35,680)	$35,535	$22,035
Adjustments to reconcile net (loss) income to net cash (used in) operating activities:
Amortization and depreciation	12,279	17,271	16,040
Share-based compensation expense	6,667	1,294	5,838
Deferred income taxes	(26,862)	(11,942)	10,424
Excess tax benefits from share-based compensation	(774)	—	—
Asset and investment impairment charges	3,400	27,895	11,893
Other changes	(5,116)	(671)	(2,719)
Changes in assets and liabilities:
Premiums receivable and unearned premiums	(64,281)	(29,008)	(81,664)
Other receivables, deferred taxes and other assets	(16,665)	(110,750)	44,979
Amounts receivable/payable under government contracts	(71,770)	7,166	(22,149)
Reserves for claims and other settlements	130,298	(10,532)	(9,440)
Accounts payable and other liabilities	(48,829)	20,164	(1,062)

Net cash used in operating activities	(117,333)	(53,578)	(5,825)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	341,197	514,047	331,926
Maturities of investments	46,820	62,117	55,038
Purchases of investments	(377,638)	(218,258)	(257,567)
Proceeds from sale of property and equipment	4	—	3,835
Purchases of property and equipment	(14,765)	(12,911)	(4,782)
Net sales and purchases of restricted investments and other	11,150	4,220	504

Net cash provided by (used in) investing activities	6,768	349,215	128,954

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	5,559	—	—
Repurchases of common stock	(142,978)	(17)	(1,506)
Excess tax benefits from share-based compensation	774	—	—
Borrowings under financing arrangements	100,000	175,000	—
Repayment of borrowings under financing arrangements	—	(142,540)	(50,000)

Net cash (used in) provided by financing activities	(36,645)	32,443	(51,506)

Net (decrease) increase in cash and cash equivalents	(147,210)	328,080	71,623

Cash and cash equivalents, beginning of period	1,007,017	340,121	668,201

Cash and cash equivalents, end of period	$859,807	$668,201	$739,824

Health Net, Inc.

Notes to Consolidated Financial Statements

Notes:

(a)	Management believes that days claims payable (excluding capitation, provider and other claim settlements and Medicare Part D), a non-GAAP financial measure, provides useful information to investors because, in excluding those health care costs for which no or minimal reserves are maintained, it is a more accurate reflection of days claims payable calculated from claims-based reserves than is days claims payable, which does not exclude such costs. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP. The following table provides a reconciliation of the differences between days claims payable (excluding capitation, provider and other claim settlements and Medicare Part D) and days claims payable, the most directly comparable financial measure calculated and presented in accordance with GAAP:

		Q1 2008	Q4 2008	Q1 2009
		(Dollars in millions)
	Reserve for Claims and Other Settlements	$1,430.7	$1,338.1	$1,328.7
	Less: Capitation Payable, Provider and Other Claim Settlements and Medicare Part D	(286.4)	(233.8)	(196.4)

	Adjusted Reserve for Claims and Other Settlements	1,144.3	1,104.3	1,132.3

(1)	Average Reserve for Claims and Other Settlements	1,365.6	1,343.4	1,333.4

(2)	Average Adjusted Reserve for Claims and Other Settlements	1,072.7	1,103.8	1,118.3

(3)	Health Plan Services Cost	2,788.4	2,629.4	2,721.8
	Less: Capitation Payable, Provider and Other Claim Settlements and Medicare Part D	(943.9)	(776.8)	(895.7)

(4)	Adjusted Health Plan Services Cost	1,844.5	1,852.6	1,826.1

(5)	Number of Days in Period	91	92	90

= (1) / (3) * (5) Days Claims Payable		44.6	47.0	44.1
= (2) / (4) * (5) Days Claims Payable - Adjusted		52.9	54.8	55.1

Health Net, Inc.

Reconciliation of Reserves for Claims and Other Settlements

(In millions)

	Health Plan Services
	Q1 2009	Year 2008	Year 2007
Reserve for claims (a), beginning of period	$957.1	$838.7	$754.2

Incurred claims related to:
Current Year	1,640.6	6,372.2	5,790.7
Prior Years (c)	(57.3)	(8.3)	0.6

Total Incurred (b)	1,583.3	6,363.9	5,791.3

Paid claims related to:
Current Year	858.6	5,443.2	4,972.3
Prior Years	720.0	802.3	734.5

Total Paid (b)	1,578.6	6,245.5	5,706.8

Reserve for claims (a), end of period	961.8	957.1	838.7
Add:
Claims Payable (d)	246.9	284.8	365.6
Other (e)	120.0	96.2	96.1

Reserves for claims and other settlements, end of period	$1,328.7	$1,338.1	$1,300.4

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.
(b)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.
(c)	This line represents the change in reserves attributable to the difference between the original estimate of incurred claims for prior years and the revised estimate. In developing the revised estimate, there have been no changes in the approach used to determine the key actuarial assumptions, which are the completion factor and medical cost trend. Claims liabilities are estimated under actuarial standards of practice and generally accepted accounting principles. The majority of the reserve balance held at each quarter-end is associated with the most recent months’ incurred services because these are the services for which the fewest claims have been paid. The majority of the adjustments to reserves relate to variables and uncertainties associated with actuarial assumptions. The degree of uncertainty in the estimates of incurred claims is greater for the most recent months’ incurred services. Revised estimates for prior years are determined in each quarter based on the most recent updates of paid claims for prior years.
(d)	Includes amount accrued for litigation and regulatory-related expenses.
(e)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.